Exhibit 3.1
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
HOME DIAGNOSTICS, INC.
     It is hereby certified that:
     1. The present name of the corporation (hereinafter, the “Corporation”) is Home Diagnostics, Inc., which is the name under which the Corporation was originally incorporated. The date of the filing of the original certificate of incorporation of the Corporation with the Secretary of State of Delaware is January 28, 1985, and amended on April 18, 1985, May 23, 1986, January 29, 1987, October 31, 1988, March 23, 1989, March 27, 1990, August 22, 1990, March 27, 1992, December 29, 1992, August 30, 2002, September 5, 2002 and October 31, 2003.
     2. The amended and restated certificate of incorporation of the Corporation is hereby further amended by (i) substituting in lieu of Articles III, IV, VI and VII, new Articles III, IV, VI, and VII, (ii) deletion of the text of existing Article V in its entirety, and (iii) adding new Article V and new Article VIII, all of which are set forth in the Amended and Restated Certificate of Incorporation hereinafter provided for.
     3. The provisions of the certificate of incorporation of the Corporation as heretofore amended and/or supplemented and/or restated, and as herein further amended, are hereby restated and integrated into the single instrument that is hereinafter set forth, and that is entitled Amended and Restated Certificate of Incorporation of Home Diagnostics, Inc. without any further amendment other than the amendments herein certified and without discrepancy between the provisions of the certificate of incorporation as heretofore amended, supplemented and restated and the provisions of the said single instrument hereinafter set forth.
     4. The amendments and restatement of the certificate of incorporation herein certified have been duly adopted by the stockholders in accordance with the provisions of Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware.
     5. The amended and restated certificate of incorporation of the Corporation, as amended and restated herein, shall at the effective time of this Amended and Restated Certificate of Incorporation, read as follows:

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
HOME DIAGNOSTICS, INC.
Article I: Name
     The name of the corporation is Home Diagnostics, Inc. (the “Corporation”).
Article II: Registered Office
     The registered office of the Corporation in the State of Delaware and the name of its registered agent at such address is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801.
Article III: Purpose
     The purpose of the Corporation is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the General Corporation Law of Delaware as the same exists or may hereafter be amended (“Delaware Law”).
Article IV: Authorized Capital Stock
     The aggregate number of shares that the Corporation shall have authority to issue is 60,115,238 shares, which shall be divided into (a) 60,000,000 shares of common stock, par value of $.01 per share (the “Common Stock”), and (b) 115,238 shares of Class F Preferred Stock, par value $10.00 per share.
     On the date this Amended and Restated Certificate of Incorporation becomes effective (the “Filing Date”), each share of Class B Common Stock of the Corporation, par value $.01 per share, outstanding on the Filing Date shall be automatically converted into one share of Class A Common Stock of the Corporation, par value $.01 per share, and contemporaneously therewith, all such Class A Common Stock of the Corporation, par value $.01 per share, shall be redesignated as Common Stock of the Corporation, par value $.01 per share.
     A description of the different classes of capital stock of the Corporation, a statement of the relative rights of the holders of stock of such classes, and a statement of the voting powers and the designations, powers, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, of the various classes of capital stock are as follows:
     I. Common Stock.
     The powers, preferences and rights (and the qualifications, limitations or restrictions thereof) of the Common Stock are as follows:

     1. Dividends. The holders of shares of Common Stock shall be entitled to receive dividends thereon when and as such dividends may be declared by the Board of Directors out of funds legally available for that purpose. Such dividends may be paid only after all Preference Stock (as hereinafter defined) is redeemed or otherwise retired as set forth herein.
     2. Liquidation, Dissolution or Winding Up. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of Common Stock shall be entitled to be paid ratably in proportion to the number of shares of Common Stock held by each of them out of the assets of the Corporation available for distribution to its stockholders, whether from capital, surplus or earnings, after payment or provision for the payment of the debts and liabilities of the Corporation and after any distributions due to holders of Preference Stock.
     3. Voting Power. The holders of the Common Stock shall be entitled to one vote for each share of Common Stock held by such holder. Except as otherwise required by law, the exclusive voting power shall be vested in the holders of the Common Stock.
     4. Relation to Other Classes of Stock. The provisions hereof with respect to the Common Stock shall be subject to the stated powers, preferences and rights of the Preference Stock of the Corporation and of any other class of preferred stock of the Corporation, and, except as otherwise provided by law, in the event of any conflict between the provisions hereof and the stated powers, preferences and rights of the Preference Stock or any such other class of preferred stock, the stated powers, preferences and rights of the Preference Stock or such other class of preferred stock shall govern.
II. Class F Preferred Stock.
     The powers, preferences and rights (and the qualifications, limitations or restrictions thereof) of the Class F Preferred Stock, par value $10.00 per share (the “Class F Preferred Stock” or the “Preference Stock”), are as follows:
     1. Dividends. Except as otherwise provided in Section 2, the holders of shares of Class F Preferred Stock shall not be entitled to receive any dividends thereon.
     2. Redemption.
     2.1 Optional Redemption. The Preference Stock shall be redeemable at the option of the Corporation by resolution of its Board of Directors at any time in whole, or from time to time in part, at a cash redemption price equal to $90.00 per share for Class F Preferred Stock.
     2.2 Mandatory Redemption. In the event (i) the Corporation registers any class of the Common Stock pursuant to an initial public offering under the Securities Act of 1933, (ii) of a sale of substantially all of the assets or stock of the Corporation or (iii) a merger or consolidation of the Corporation with or into another corporation, partnership or other entity, then the Corporation shall redeem the Preference Stock to the extent of the proceeds received from any such triggering event, less any expenses, underwriting discounts, professional fees and other costs associated therewith, in whole or, in the event there are insufficient proceeds to redeem in whole, in part, at a cash redemption price equal to $90.00 per share for Class F Preferred Stock.
     2.3 Redemption Procedures. (a) At least 30 days but not more than 60 days prior to the date fixed for the redemption (the “Redemption Date”) of shares of Preference Stock, a written notice (the “Redemption Notice”) shall be mailed to each holder of record of shares of Preference Stock to be redeemed in a postage prepaid envelope addressed to such holder at the last address of such holder shown on the records of the Corporation. Such notice shall specify (i) the number of shares being redeemed, (ii) the Redemption Date and (iii) the redemption price. The Redemption Notice shall call upon such holder to surrender to the Corporation on the Redemption Date, at the place or places designated in the Redemption Notice, the certificate or certificates representing the number of shares of Preference Stock specified in the Redemption Notice to be redeemed. On and after the Redemption Date, each holder of shares of the Preference Stock to be redeemed shall be entitled to receive the redemption price for such shares upon the presentation and surrender of the certificate or certificates representing such shares at one of the places designated in the Redemption Notice. Each surrendered certificate shall be cancelled. If less than all of the shares represented by any certificate are redeemed, a new certificate shall be issued representing the shares not redeemed. From and after the Redemption Date (unless default shall be made by the Corporation in payment of the redemption price), or from and after the date the Redemption Notice has been sent as aforesaid and a sum sufficient to redeem the shares of Preference Stock called for redemption shall have been irrevocably deposited or set aside, all rights of the holders thereof as stockholders of the Corporation, except the right to receive the redemption price thereof upon the surrender of certificates representing such shares, shall cease and terminate, such shares shall not thereafter be transferred on the books of the Corporation, and such shares shall not be deemed to be outstanding for any purpose whatsoever.
     (b) If not all of the shares otherwise redeemable pursuant to the terms and conditions of Sections 2.1 or 2.2 above can be redeemed from all of the holders of the Preference Stock, redemptions shall be made on a pro rata basis among the holders of such Preference Stock.
     3. Liquidation, Dissolution or Winding Up. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of Preference Stock shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, whether from capital, surplus or earnings, after payment or provision for the payment of the debts and liabilities of the Corporation, an amount equal to $90.00 per share for Class F Preferred Stock.

     4. Voting Power. Except as otherwise expressly provided herein or as required by law, the holders of Preference Stock shall have no voting rights and shall not be entitled to notice of meetings of stockholders, and the exclusive voting power shall be vested in the holders of the Common Stock.
     5. No Reissuance of Preference Stock. No share or shares of Preference Stock acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued, and all such shares shall be cancelled, retired, and eliminated from the shares which the Corporation shall be authorized to issue. The Corporation may from time to time take such appropriate corporate action as may be necessary to reduce the authorized number of shares of Preference Stock accordingly.
     6. Amendment of Restated Certificate of Incorporation. As long as any shares of the Preference Stock remain outstanding, the Corporation shall not, without the vote or written consent of the holders of at least 51% of the then outstanding shares of Preference Stock, amend the Corporation’s Certificate of Incorporation so as to affect adversely any existing provision relating to the preferences, special rights or powers of the Preference Stock.
          Notwithstanding anything in this Amended and Restated Certificate of Incorporation to the contrary, all obligations of the Corporation to make any payments on or with respect to the Preference Stock or the Common Stock, whether as to payment of dividends, upon exercise of a redemption or repurchase right, or as to the distribution of assets upon liquidation, dissolution or winding up of the Corporation or otherwise, shall rank junior and be subordinated in right and time of payment to all obligations of the Corporation with respect to Financing Debt, and no obligation to make such payments on or with respect to the Preference Stock or the Common Stock shall be deemed to arise until such time as the Financing Debt has been paid in full in cash and the Financing Agreements and the lending commitments thereunder have been irrevocably terminated, except to the limited extent that such payments are permitted by the express terms of the Financing Agreements. “Financing Debt” shall mean all principal, interest, fees, costs, enforcement expenses (including reasonable legal fees and disbursements), collateral protection expenses and other reimbursement or indemnity obligations created or evidenced by the Financing Agreements or any prior, concurrent, or subsequent notes, instruments or agreements of indebtedness, liabilities or obligations of any type or form whatsoever relating thereto in favor of the lenders or creditors under the Financing Agreements, including all payment obligations of the Corporation that arise under the warrants held by certain of the Corporation’s lenders. Financing Debt shall expressly include any and all interest accruing or out-of-pocket costs or expenses incurred after the date of filing by or against the Corporation of any petition under the Bankruptcy Code of 1978, as amended, or any other bankruptcy, insolvency, or reorganization act regardless of whether the claim therefor is allowed or allowable in the case or proceeding relating thereto. “Financing Agreements” shall mean (a) (i) that certain Revolving Credit, Term Loan and Security Agreement dated as of August 30, 2002 among the Corporation and the lenders party thereto, and (ii) a Senior Secured Subordinated Note and Warrant Purchase Agreement dated as of August 30, 2002 by and among the Corporation and the purchasers of the Corporation’s Senior Secured Subordinated Notes issued thereunder, as each of such agreements may be amended, amended and restated or consolidated and in effect from time to time, including any replacement agreements therefor, (b) each instrument or agreement pursuant to which indebtedness or obligations under any of the agreements described in clause (a) above (or under any instrument or agreement referred to in this clause (b)) are amended, deferred, excluded, extended, renewed, replaced, restated, consolidated, refunded or refinanced, in whole or in part, and (c) each instrument or agreement now or hereafter evidencing, governing, guarantying or securing any obligations or indebtedness under any of the agreements described in clause (a) or (b) above, in each case as modified, amended, restated, consolidated or supplemented from time to time.
Article V: Management
     The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:
A.	Election of directors need not be by ballot unless the bylaws of the Corporation so provide.

B.	A majority of the total number of authorized directors, whether or not there exist any vacancies on the Board (a “Majority of the Entire Board”), shall have the power, without the assent or vote of the stockholders, to adopt, amend or repeal the bylaws of the Corporation.

C.	Except as otherwise expressly prescribed by law, the stockholders may not adopt, amend or repeal the bylaws of the Corporation, except by the affirmative vote of the holders of 66 2/3% or more of the voting power of the then issued and outstanding shares of capital stock of the Corporation entitled to vote for the election of directors, considered as one class.

D.	The number of directors shall be fixed from time to time by, or in the manner provided in, the bylaws of the Corporation. No decrease in the number of directors shall shorten the term of any incumbent director.

E.	The directors of the Corporation shall be divided into three classes: Class I, Class II and Class III. Except as otherwise provided in this Amended and Restated Certificate of Incorporation, the number of directors in each class shall be as nearly equal in number as possible. Each director in Class I shall be elected to an initial term of one (1) year, each director in Class II shall be elected to an initial term of two (2) years and each director of Class III shall be elected to an initial term of three (3) years. Each director shall serve until the election and qualification of his successor or his earlier resignation, death or removal from office. Upon the expiration of the initial term for each class of directors, the directors of each class shall be elected for a term of three (3) years.

F.	Any director or the entire board of directors may be removed with or without cause by affirmative vote of the holders of 66 2/3% or more of the voting power of the then issued and outstanding shares of capital stock of the Corporation entitled to vote for the election of directors, considered as one class.

G.	A majority of the directors then in office, in their sole discretion, and whether or not constituting a quorum, may elect a replacement director to serve during the unexpired term of any director previously elected whose office is vacant as a result of death, resignation, retirement, disqualification, removal or otherwise, and may elect directors to fill any newly created directorships created by the Board. Except as otherwise expressly prescribed by law and subject to the terms of any preferred stock, the stockholders may not elect a replacement director to fill any vacancy on the Board caused by death, resignation, retirement, disqualification, removal or otherwise, and may not elect directors to fill any newly created directorships created by the Board, unless a majority of the directors then in office shall have authorized the stockholders to fill any such vacancy. At any election of directors by the Board of Directors to fill any vacancy caused by an increase in the number of directors, the terms of the office for which candidates are nominated and elected shall be divided as set forth in paragraph E of this Article V.

H.	Except as otherwise prescribed by law, special meetings of the stockholders of the Corporation may be called only pursuant to a resolution adopted by a Majority of the Entire Board, provided however, that a special meeting of the stockholders of the Corporation shall be called for any purpose or purposes at the written request of the holders of at least 66 2/3% of the voting power of the then issued and outstanding shares of capital stock of the Corporation entitled to vote for the election of directors, considered as one class, provided that such written request shall state the purpose or purposes of the proposed meeting.
Article VI: Indemnification
     The Corporation shall indemnify to the fullest extent permitted under Delaware Law any person who was, is, or is threatened to be made a party to a proceeding (as hereinafter defined) by reason of the fact that he or she (1) is or was a director or officer of the Corporation or (2) while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another foreign or domestic corporation, limited liability company, association, partnership, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise, entity or organization. Such right shall be a contract right and as such shall run to the benefit of any director or officer who is elected and accepts the position of director or officer of the Corporation or elects to continue to serve as a director or officer of the Corporation while this Article VI is in effect. Any repeal or amendment of this Article VI shall be prospective only and shall not limit the rights of any such director or officer or the obligations of the Corporation with respect to any claim arising from or related to the services of such director or officer in any of the foregoing capacities prior to any such repeal or amendment to this Article VI. Such right shall include the right to be paid by the Corporation expenses (including attorneys’ fees) incurred in defending any such proceeding in advance of its final disposition to the maximum extent permitted under Delaware Law. If a claim for indemnification or advancement of expenses hereunder is not paid in full by the Corporation within 30 days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim, and, if successful in whole or in part, the claimant shall also be entitled to be paid the expenses of prosecuting such claim. It shall be a defense to any such action that such indemnification is not permitted under Delaware Law, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors or any committee thereof or independent legal counsel, or stockholders) to have made its determination prior to the commencement of such action that indemnification of the claimant is permissible in the circumstances nor an actual determination by the Corporation (including its Board of Directors or any committee thereof, independent legal counsel or stockholders) that such indemnification is not permissible shall be a defense to the action or create a presumption that such indemnification is not permissible. In the event of the death of any person having a right of indemnification under the foregoing provisions, such right shall inure to the benefit of his or her heirs, executors, administrators and personal representatives. The rights conferred above shall not be exclusive of any other right that any person may have or hereafter acquire under any statute, bylaw, resolution of stockholders or directors, agreement or otherwise.
     The Corporation may additionally indemnify, to the fullest extent permitted by law, any employee or agent of the Corporation who is not a director or officer of the Corporation in respect of service to the Corporation or to another entity at the request of the Corporation to the extent that the Board of Directors at any time designates any such person as entitled to the benefits of this Article VI.
     As used herein, the term “proceeding” means any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative, any appeal in such an action, suit or proceeding, and any inquiry or investigation that could lead to such an action, suit or proceeding.

     The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss incurred by such person in any such capacity or arising out of his status as such, whether or not the Corporation would have the power to indemnify him or her against such liability under Delaware Law.
Article VII: Limitation of Liability
     A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director’ s duty of loyalty to the Corporation or its stockholders, (2) for acts or omissions not in good faith or that involve intentional misconduct or knowing violation of law, (3) under Section 174 of Delaware Law, as the same exists or as such provision may hereafter be amended, supplemented or replaced, or (4) for any transaction from which the director derived an improper personal benefit. Any repeal or amendment of this Article VII shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the Corporation arising from an act or omission occurring prior to the time of such repeal or amendment. In addition to the circumstances in which a director of the Corporation is not personally liable as set forth in the foregoing provisions of this Article VII, a director shall not be liable to the Corporation or its stockholders to such further extent as permitted by any law hereafter enacted, including without limitation any subsequent amendment to Delaware Law.
Article VIII: Amendments
     Notwithstanding any other provisions of this Amended and Restated Certificate of Incorporation or any provision of law that might otherwise permit a lesser or no vote, but in addition to any affirmative vote of the holders of any particular class or series of the capital stock of the Corporation required by law or by this Amended and Restated Certificate of Incorporation, the affirmative vote of the holders of not less than 66 2/3% of the issued and outstanding shares of the capital stock of the Corporation entitled to vote in the election of directors, voting together as a single class, shall be required to amend or repeal, or to adopt any provision inconsistent with, Articles V, VI, VII or this Article VIII.

     IN WITNESS WHEREOF, the undersigned has signed this Amended and Restated Certificate of Incorporation this 9th day of May, 2006.

/s/ J. Richard Damron, Jr.
Name:	J. Richard Damron, Jr.
Title:	President & CEO

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